Exhibit 99.1

NEWS RELEASE

CONTACTS:	Investors:
Patty Eisenhaur
(862) 261-8141

Media:
Charlie Mayr
(862) 261-8030

Watson Full Year 2011 Net Revenue Increases 29% to $4.58 Billion;

- Full Year 2011 Non-GAAP EPS Increases 39% To $4.77 ; GAAP EPS $2.06 –

- Fourth Quarter 2011 Net Revenue $1.54 Billion –

- Fourth Quarter 2011 Non-GAAP EPS $1.77; GAAP EPS $0.75 –

PARSIPPANY, NJ – February 14, 2012 – Watson Pharmaceuticals, Inc. (NYSE: WPI) today reported net revenue increased 62 percent to $1.5 billion for the fourth quarter ended December 31, 2011, compared to $952.7 million in the fourth quarter 2010. On a non-GAAP basis, net income for the fourth quarter 2011 was $225.2 million or $1.77 per share, an increase of 93 percent, compared to $116.5 million or $0.93 per share in the fourth quarter 2010. GAAP earnings per share for the fourth quarter 2011 were $0.75, compared to $0.15 in the prior year period.

For the fourth quarter 2011, adjusted EBITDA increased 78 percent to $393.4 million, compared to $220.8 million for the fourth quarter 2010. Cash and marketable securities were $224.2 million as of December 31, 2011. Refer to the attached reconciliation tables for adjustments to GAAP earnings.

Full Year 2011 Results

For the full year 2011, net revenue increased 29 percent to $4.6 billion, compared to net revenue of $3.6 billion for full year 2010. On a non-GAAP basis, net income increased 42 percent to $603.8 million, or $4.77 per share for the full year 2011, compared to 2010 net income of $425.4 million, or $3.42 per share. GAAP earnings per share were $2.06 for the full year 2011, compared to $1.48 in 2010.

For the full year 2011, adjusted EBITDA was $1.1 billion, an increase of 33 percent from the full year 2010 adjusted EBITDA of $838.2 million. Cash flow from operations was $632.0 million.

“2011 continued a track record of success and growth for Watson. Revenues for the fourth quarter grew by 62 percent and non-GAAP earnings per share increased by 90 percent versus 2010. Additionally, strong cash flow from operations for the year of more than $630 million enabled us to reduce our debt to adjusted EBITDA ratio to below 1.0x at year end, putting us in a strong position to continue to execute on our strategies including investments in acquisitions that provide long-term growth for the Company and its shareholders,” said Paul Bisaro, President and CEO. “We saw continued growth in our Global Generics and Global Brands businesses, driven largely by key product launches throughout the year. In 2011, we launched 189 generic products globally, with significant revenue contributions from the U.S. launches of generic versions of Concerta®, Seasonique®, Kadian® and Lipitor®. Investments in our future growth resulted in the filing of 30 new Abbreviated New Drug Applications in the U.S. and more than 130 applications globally.”

“In our Global Brands business, we experienced growth from U.S. sales of Rapaflo®, Gelnique® and Crinone®; launched Generess® Fe and Androderm® 2mg, 4mg in the U.S.; and focusing on the long-term future of this business, announced a collaboration with Amgen to develop a portfolio of biosimilar monoclonal antibody (mAb) oncology products,” Bisaro continued.

“In 2011, we also continued to utilize our strong balance sheet to expand our global footprint by investing in key growth markets with the expansion of our brand business in Canada and the addition of Specifar Pharmaceuticals to our European operations. We also realized significant enhancements to our global supply chain through our Operational Excellence framework and announced expansions to our Goa, Malta and Salt Lake City facilities,” concluded Bisaro.

Fourth Quarter and Full Year 2011 Business Segment Results

Global Generics Segment Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited; $ in millions)	2011	2010	2011	2010
Product sales	$1,161.4	$607.9	$3,320.2	$2,268.9
Other revenue	10.9	38.1	47.0	69.5

Net revenue	1,172.3	646.0	3,367.2	2,338.4
Operating expenses:
Cost of sales	652.0	315.3	1,817.8	1,198.9
Research and development	60.3	53.7	227.7	194.6
Selling and marketing	42.5	31.0	156.0	111.9

Segment contribution	$417.5	$246.0	$1,165.7	$833.0

Segment margin	35.6%	38.1%	34.6%	35.6%

Adjusted gross profit (1)	$513.7	$314.2	$1,551.2	$1,154.2
Adjusted gross margin	43.8%	50.6%	46.2%	49.9%

(1)        Adjusted gross profit represents adjusted net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments for the respective periods include the following:

Settlement of contingent asset acquired as part of a business acquisition (other revenue)	$—	$—	$(7.4)	$—
Net revenue from payment received relating to previously divested business	—	—	(2.4)	—
Operational Excellence Initiative	1.2	8.5	9.4	30.3
Purchase accounting adjustments	(7.8)	—	2.2	11.9
Acquisition and licensing adjustments (other revenue)	—	(25.0)	—	(27.5)

Global Generics net revenue for the fourth quarter 2011 increased 81 percent to $1.2 billion as a result of the launch of a generic version of Lipitor® in November and the launch of a generic version of Concerta® in May. Fourth quarter international net revenue was $151.9 million, up 2 percent from the fourth quarter 2010. International net revenue in the prior year period includes $25 million received from a development partner, which is excluded from our non-GAAP results. Excluding this amount, international net revenue increased 23 percent primarily as a result of the addition of Specifar Pharmaceuticals in May.

Global Generics R&D investment for the fourth quarter 2011 increased 12 percent to $60.3 million, primarily due to an increase of international R&D investment resulting from the addition of Specifar, and higher clinical development costs for more complex products such as inhalation products, patches and gels.

For the full year 2011, Global Generics net revenue increased 44 percent to $3.4 billion, including product sales of $3.3 billion and other revenue of $47.0 million.

Adjusted Global Generics gross margin decreased from 49.9 percent in 2010 to 46.2 percent in 2011, due to sales of the authorized generic versions of Lipitor® and Concerta® at lower margins.

Global Brands Segment Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited; $ in millions)	2011	2010	2011	2010
Product sales	$100.1	$84.6	$364.9	$316.3
Other revenue	20.8	18.7	76.1	81.5

Net revenue	120.9	103.3	441.0	397.8
Operating expenses:
Cost of sales	26.1	20.3	94.4	88.4
Research and development	6.9	45.3	67.7	101.5
Selling and marketing	46.5	35.6	168.6	137.8

Segment contribution	$41.4	$2.1	$110.3	$70.1

Segment margin	34.2%	2.0%	25.0%	17.6%

Adjusted gross profit (1)	$94.8	$83.0	$347.2	$309.4
Adjusted gross margin	78.4%	80.3%	78.7%	77.8%

(1) Adjusted gross profit represents net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments for the respective periods include the following:

Acquisition and licensing	$—	$—	$0.6	$—

Global Brands net revenue increased 17 percent to $120.9 million in the fourth quarter of 2011. The increase in revenue was primarily the result of increased sales of Rapaflo® and Crinone® and the addition of new products including Generess® Fe.

Global Brands R&D investment decreased $38.4 million in the fourth quarter 2011 when compared to the fourth quarter 2010. The current year includes a $13.1 million reduction in expense due to the revaluation of contingent liabilities partially offset by licensing payments of $1.5 million and the prior year includes $24.9 million of additional expense associated with development milestone payments and revaluation of contingent liabilities.

Global Brands selling and marketing expenses increased to $46.5 million, primarily as a result of the field force expansions in the U.S. and Canada.

For the full year 2011, Global Brands segment net revenue increased to $441.0 million.

Global Brands segment adjusted gross margin for the full year 2011 was 78.7 percent, compared to 77.8 percent in 2010.

Distribution Segment Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited; $ in millions)	2011	2010	2011	2010
Net revenue	$251.4	$203.4	$776.2	$830.7
Operating expenses:
Cost of sales	214.6	175.6	652.7	711.2
Selling and marketing	20.8	17.0	77.2	70.3

Segment contribution	$16.0	$10.8	$46.3	$49.2

Segment margin	6.4%	5.3%	6.0%	5.9%

Gross profit	$36.8	$27.8	$123.5	$119.5
Gross margin	14.6%	13.7%	15.9%	14.4%

Distribution segment net revenue for the fourth quarter 2011 increased 24 percent to $251.4 million compared to $203.4 million in the fourth quarter 2010. The increase was related to new third-party products launched during the fourth quarter. Distribution revenue consists only of sales of third-party products and excludes sales of Watson’s brand and generic products.

Distribution segment adjusted gross margin was 14.6 percent in the fourth quarter 2011.

For the full year 2011, Distribution segment net revenues decreased 7 percent or $776.2 million, compared to $830.7 million in 2010. This decrease resulted from fewer new third party product launches.

Other Operating Expenses

Consolidated general and administrative expenses were $103.2 million in the fourth quarter 2011, a decrease of $19.2 million from the fourth quarter 2010. The prior year period includes a $40 million reserve associated with drug pricing litigation. Amortization expense for the fourth quarter 2011 was $151.3 million, compared to $52.0 million in fourth quarter 2010. The increase was primarily the result of the amortization of atorvastatin product rights acquired in the Arrow acquisition and product rights acquired in the Specifar acquisition.

For the full year 2011, consolidated general and administrative expenses were $353.1 million, compared to $436.1 million in the prior year, a decrease of $83.0 million. The prior year includes a $129.9 million reserve associated with drug pricing litigation. Amortization expense for the full year 2011 was $354.3 million, compared to $180.0 million in full year 2010.

2012 Financial Outlook

Watson’s estimates are based on actual results for 2011 and management’s current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events.

–– Watson estimates total net revenue for 2012 will be approximately $5.4 billion.

•	Total Global Generics segment revenue of between $3.9 and $4.1 billion.

•	Total Global Brands segment revenue of between $500 and $525 million.

•	Total Anda Distribution segment revenue of between $850 and $900 million.

•	Adjusted non-GAAP earnings for 2012 is expected to be between $5.50 and $5.80 per diluted share.

•	Adjusted EBITDA for 2012 is expected to be between $1.3 and $1.375 billion.

Webcast and Conference Call Details

Watson will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time to discuss fourth quarter and full year 2011 results, the outlook for 2012 and recent corporate developments. The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573. The Conference ID is 44986086.

A taped replay of the conference call will also be available beginning approximately two hours after the call’s conclusion and will remain available through 12:00 midnight Eastern Time on February 28, 2012.

The replay may be accessed by dialing (855) 859-2056 and entering the same Conference ID above. From international locations, the replay may be accessed by dialing (404) 537-3406. To access the webcast, go to Watson’s Investor Relations Web site at http://ir.watson.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., is a leading integrated global pharmaceutical company. The Company is engaged in the development, manufacturing, and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women’s Health. Watson has operations in many of the world’s established and growing international markets.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Watson’s goals and expectations are not predictions of actual performance. Watson’s performance, at times, will differ from its goals and expectations. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, the inherent uncertainty associated with financial projections; successful integration of the Ascent acquisition and the ability to recognize the anticipated synergies and benefits of the Ascent acquisition; the difficulty of predicting the timing and outcome of pending litigation and risks that an adverse outcome in such litigation could render Watson liable for substantial damages; the impact of competitive products and pricing; risks related to fluctuations in foreign currency exchange rates; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions if any; market acceptance of and continued demand for Watson’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations applicable to Watson’s facilities, products and/or businesses; changes in the laws and regulations, including Medicare, Medicaid, and similar laws in foreign countries affecting, among other things, pricing and reimbursement of pharmaceutical products and the settlement of patent litigation; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on form 10-K for the year ended December 31, 2010 and its Quarterly Report on Form 10-Q for the period ended September 30, 2011. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

All trademarks are the property of their respective owners.

The following table presents Watson’s results of operations for the three and twelve months ended December 31, 2011 and 2010:

Table 1

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statement of Operations

(Unaudited; in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net revenues	$1,544.6	$952.7	$4,584.4	$3,566.9

Operating expenses:
Cost of sales (excludes amortization, presented below)	892.7	511.2	2,564.9	1,998.5
Research and development	67.2	99.0	295.4	296.1
Selling, general and administrative	213.0	205.9	754.9	756.1
Amortization	151.3	52.0	354.3	180.0
Loss (gain) on asset sales and impairments, net	53.1	29.6	78.7	30.8

Total operating expenses	1,377.3	897.7	4,048.2	3,261.5

Operating income	167.3	55.0	536.2	305.4

Non-operating income (expense):
Interest income	0.5	0.6	2.1	1.6
Interest expense	(12.7)	(22.4)	(81.8)	(84.1)
Other income (expense), net	0.6	(1.1)	(0.5)	27.7

Total other income (expense), net	(11.6)	(22.9)	(80.2)	(54.8)

Income before income taxes and noncontrolling interest	155.7	32.1	456.0	250.6
Provision for income taxes	61.5	14.9	196.9	67.3

Net income	94.2	17.2	259.1	183.3
Loss attributable to noncontrolling interest	0.6	1.1	1.8	1.1

Net income attributable to common shareholders	$94.8	$18.3	$260.9	$184.4

Earnings per share attributable to common shareholders:
Basic	$0.76	$0.15	$2.10	$1.51

Diluted	$0.75	$0.15	$2.06	$1.48

Weighted average shares outstanding:
Basic	125.1	123.1	124.5	122.4

Diluted	127.0	125.1	126.5	124.2

The following table presents Watson’s Condensed Consolidated Balance Sheets for the twelve months ended December 31, 2011 and 2010.

Table 2

Watson Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(Unaudited; in millions)

	December 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$209.3	$282.8
Marketable securities	14.9	11.1
Accounts receivable, net	1,165.7	560.9
Inventories, net	889.4	631.0
Other current assets	290.4	300.9
Property and equipment, net	713.7	642.3
Investments and other assets	93.0	97.5
Product rights and other intangibles, net	1,613.6	1,632.0
Goodwill	1,708.3	1,528.1

Total assets	$6,698.3	$5,686.6

Liabilities & Equity
Current liabilities	$1,839.5	$808.0
Long-term debt	848.5	1,016.1
Deferred income taxes and other liabilities	447.8	579.9
Total equity	3,562.5	3,282.6

Total liabilities and equity	$6,698.3	$5,686.6

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the twelve months ended December 31, 2011 and 2010.

Table 3

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited; in millions)

	Twelve Months Ended
	December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$259.1	$183.3

Reconciliation to net cash provided by operating activities:
Depreciation	93.6	101.9
Amortization	354.3	180.0
Provision for inventory reserve	44.4	50.0
Share based compensation	39.8	23.5
Deferred income tax benefit	(126.9)	(118.3)
Losses on equity method investments	4.5	—
Gain on sale of securities	(0.8)	(27.3)
Loss on asset sales and impairments, net	76.3	29.8
Increase in allowance for doubtful accounts	2.3	9.5
Accretion of discount on preferred stock and contingent consideration obligation	14.6	38.4
Excess tax benefit from stock-based compensation	(14.6)	—
Other, net	(0.2)	11.3
Changes in assets and liabilities:
Accounts receivable, net	(590.9)	(57.1)
Inventories	(282.2)	10.5
Prepaid expenses and other current assets	43.5	55.4
Accounts payable and accrued expenses	671.8	96.5
Deferred revenue	(8.7)	(10.6)
Income and other taxes payable	85.5	(20.8)
Other assets and liabilities	(33.4)	15.0

Total adjustments	372.9	387.7

Net cash provided by operating activities	632.0	571.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(126.7)	(56.6)
Acquisition of product rights and other intangibles	(18.7)	(10.9)
Additions to marketable securities	(10.0)	(5.5)
Additions to long-term investments	(3.6)	(43.7)
Proceeds from sale of property and equipment	6.7	2.7
Proceeds from sales of marketable securities	5.3	9.5
Proceeds from sale of investments	0.8	95.4
Acquisition of business, net of cash acquired	(575.1)	(67.5)
Other investing activities, net	2.3	2.5

Net cash used in investing activities	(719.0)	(74.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings on credit facility	400.0	—
Principal payment on debt	(428.8)	(459.7)
Proceeds from stock plans	54.9	54.7
Payment of contingent consideration	(4.5)	—
Repurchase of common stock	(14.2)	(6.3)
Acquisition of noncontrolling interest	(5.6)	—
Excess tax benefit from stock-based compensation	14.6	—

Net cash provided by (used in) financing activities	16.4	(411.3)

Effect of currency exchange rate changes on cash and cash equivalents	(2.9)	(4.2)

Net (decrease) increase in cash and cash equivalents	(73.5)	81.4
Cash and cash equivalents at beginning of period	282.8	201.4

Cash and cash equivalents at end of period	$209.3	$282.8

The following table presents a reconciliation of reported net income and diluted earnings per share to non-GAAP net income for the three and twelve months ended December 31, 2011 and 2010:

Table 4

Watson Pharmaceuticals, Inc.

Reconciliation Table

(Unaudited; in millions except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
GAAP to non-GAAP net income calculation
Reported GAAP net income attributable to common shareholders	$94.8	$18.3	$260.9	$184.4
Adjusted for:
Amortization	151.5	52.0	355.5	180.0
Global supply chain initiative (1)	0.9	11.8	16.3	41.5
Acquisition and licensing charges	6.7	4.7	29.5	28.5
Interest accretion on contingent liabilities	7.9	8.3	37.5	29.9
Non-cash impairment/asset sales	18.7	31.4	44.3	32.6
Non-recurring (gains) losses	(0.9)	(0.3)	(13.2)	(25.1)
Legal settlements	5.0	40.0	5.0	132.9
Income taxes on items above	(59.4)	(49.7)	(132.0)	(179.3)

Non-GAAP net income attributable to common shareholders	$225.2	$116.5	$603.8	$425.4

Diluted earnings per share
Diluted earnings per share - GAAP	$0.75	$0.15	$2.06	$1.48

Diluted earnings per share - Non-GAAP	$1.77	$0.93	$4.77	$3.42

Basic weighted average common shares outstanding	125.1	123.1	124.5	122.4
Effect of dilutive securities:
Dilutive share-based compensation arrangements	1.9	2.0	2.0	1.8

Diluted weighted average common shares outstanding	127.0	125.1	126.5	124.2

(1) Includes accelerated depreciation charges.

The following table presents a reconciliation of reported net income for the three and twelve months ended December 31, 2011 and 2010 to adjusted EBITDA:

Table 5

Watson Pharmaceuticals, Inc.

Adjusted EBITDA Reconciliation Table

(Unaudited; in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
GAAP net income attributable to common shareholders	$94.8	$18.3	$260.9	$184.4
Plus:
Interest expense	12.7	22.4	81.8	84.1
Interest income	(0.5)	(0.6)	(2.1)	(1.6)
Provision for income taxes	61.5	14.9	196.9	67.3
Depreciation (includes accelerated depreciation)	21.3	25.5	93.6	101.9
Amortization(1)	151.5	52.0	355.5	180.0

EBITDA	341.3	132.5	986.6	616.1

Adjusted for:
Global supply chain initiative	0.2	6.5	11.0	29.7
Acquisition and licensing charges	14.9	4.6	37.7	28.5
Non-cash impairment charges	18.7	31.4	44.3	32.6
Non-recurring (gains) losses	(0.9)	(0.3)	(13.2)	(25.1)
Legal settlements	5.0	40.0	5.0	132.9
Accretion income	(0.1)	—	(0.3)	—
Share-based compensation	14.3	6.1	39.8	23.5

Adjusted EBITDA	$393.4	$220.8	$1,110.9	$838.2

(1)	Includes amortization of excess purchase price on equity method investment.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2012 to non-GAAP net income and non-GAAP earnings per diluted share:

Table 6

Watson Pharmaceuticals, Inc.

Reconciliation Table

(Unaudited; in millions except per share amounts)

	Forecast for Twelve Months Ending December 31, 2012
	Low	High
GAAP to non-GAAP net income calculation
GAAP net income	$340	$380
Adjusted for:
Amortization	440	440
Global supply chain initiative(1)	10	10
Acquisition and licensing charges	20	20
Interest accretion on contingent liabilities	30	30
Income taxes on items above	(131)	(133)

Non-GAAP net income	709	747

Diluted earnings per share
Diluted earnings per share – GAAP	$2.64	$2.95

Diluted earnings per share – Non-GAAP	$5.50	$5.80

Diluted weighted average common shares outstanding	128.9	128.9

(1)	Includes accelerated depreciation charges

The reconciliation table is based in part on management’s estimate of non-GAAP net income for the year ending December 31, 2012. Watson expects certain known GAAP charges for 2012, as presented in the schedule above. Other GAAP charges that may be excluded from non-GAAP net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2012 to adjusted EBITDA:

Table 7

Watson Pharmaceuticals, Inc.

Reconciliation Table – Forecasted Adjusted EBITDA

(Unaudited; in millions)

	Forecast for Twelve Months Ending December 31, 2012
	Low	High
GAAP net income	$340	$380
Plus:
Interest expense	80	80
Interest income	(1)	(1)
Provision for income taxes	280	315
Depreciation (includes accelerated depreciation)	100	100
Amortization	440	440

EBITDA	1,239	1,314

Adjusted for:
Global supply chain initiative	5	5
Acquisition and licensing charges	20	20
Share-based compensation	36	36

Adjusted EBITDA	$1,300	$1,375

The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2012. Watson expects certain known GAAP charges for 2012, as presented in the schedule above. Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.